                                                                    EXHIBIT 11.1

                                  AVIGEN, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       COMPUTATION OF NET LOSS PER SHARE


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
                                       PERIOD FROM
                                     OCTOBER 22, 1992                                   NINE MONTHS ENDED
                                       (INCEPTION)         YEAR ENDED JUNE 30,              MARCH 31,
                                         THROUGH        -------------------------   -------------------------
                                      JUNE 30, 1993        1994          1995          1995          1996
                                     ----------------   -----------   -----------   -----------   -----------
Net Loss...........................    $ (1,493,774)    $(3,849,126)  $(3,264,991)  $(2,495,901)  $(2,530,893)
                                        ===========     ===========   ===========   ===========   ===========
Weighted average common shares
  outstanding......................       1,749,068       2,023,524     2,032,946     2,032,946     2,020,729
Shares related to Staff Accounting
Bulletin Topic 4D:
  Common Stock.....................         158,641         158,641       158,641       158,641       158,641
  Common Stock Options.............         663,135         663,135       663,135       663,135       663,135
  Preferred Stock..................         502,493         502,493       502,493       502,493       502,493
  Common & Preferred Stock
     Warrants......................         211,552         211,552       211,552       211,552       211,552
                                        -----------     -----------   -----------   -----------   -----------
Shares used in computing net loss
  per share........................       3,284,889       3,559,345     3,568,767     3,568,767     3,556,550
                                        ===========     ===========   ===========   ===========   ===========
Net loss per share.................    $      (0.45)    $     (1.08)  $     (0.91)  $     (0.70)  $     (0.71)
                                        ===========     ===========   ===========   ===========   ===========
Calculation of shares outstanding
  for computing pro forma net loss
  per share:
Shares use in computing net loss
  per share........................                                     3,568,767                   3,556,550
Adjustment to reflect the effect of
  the assumed conversion of
  convertible preferred stock from
  the date of issuance.............                                     1,726,297                   1,875,834
                                                                      -----------                 -----------
Shares used in computing pro forma
  net loss per share...............                                     5,295,064                   5,432,384
                                                                      ===========                 ===========
Pro forma net loss per share.......                                   $     (0.62)                $     (0.47)
                                                                      ===========                 ===========
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